Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Reports Third Quarter Results

Highlights
●	Third quarter 2015 comparable earnings per diluted share of $1.10 vs. $1.10 in 2014

●	Multiple growth capital projects nearing completion to benefit 2016 and beyond

●	Solid global metal beverage and aerosol volumes, particularly in metal beverage for Europe and Brazil

●	Proposed offer for Rexam PLC regulatory reviews proceeding as expected

●	2015 free cash flow expected to be in the range of $550 million, after approximately $500 million of capital expenditures and excluding cash costs for the proposed Rexam acquisition

BROOMFIELD, Colo., October 29, 2015 — Ball Corporation (NYSE:BLL) today reported third quarter 2015 net earnings attributable to the corporation of $44.5 million, or 32 cents per diluted share (including net after-tax expense of $110.4 million, or 78 cents per diluted share for business consolidation costs, including economic hedging losses, in addition to debt refinancing and other costs) on sales of $2.1 billion, compared to $147.4 million, or $1.04 per diluted share, on sales of $2.2 billion in the third quarter of 2014. Results for the first nine months of 2015 were net earnings attributable to the corporation of $225.6 million, or $1.60 per diluted share, on sales of $6.2 billion, compared to $394.0 million, or $2.76 per diluted share, on sales of $6.5 billion in the first nine months of 2014.
Comparable earnings per diluted share for the third quarter and year-to-date 2015 were $1.10 and $2.67, respectively, versus third quarter and year-to-date 2014 comparable earnings per diluted share of $1.10 and $3.04, respectively.
Details of comparable segment earnings, business consolidation activities, historical segment reporting, Rexam transaction-related hedging and costs can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.
        "Results from operations and global metal packaging volumes were in line with our expectations for the quarter. Foreign currency translation headwinds and project start-up costs both continued, the impact of which totaled 11 cents in the third quarter and 45 cents year-to-date, including net aluminum premium impacts and director retirement costs," said John A. Hayes, chairman, president and chief executive officer. "We continue to work on our proposed offer for Rexam PLC, including reaching agreement with our Brazilian joint venture partners for an exchange of Ball shares for the partners' remaining interest in the joint

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

venture. Conversations with regulators in Europe, Brazil and the U.S. continue, with a goal of securing necessary approvals to enable the acquisition to close in the first half of 2016, which is consistent with our prior communications."
Metal Beverage Packaging, Americas & Asia
Metal beverage packaging, Americas and Asia, comparable segment operating earnings in the third quarter 2015 were $131.9 million on sales of $1.1 billion, compared to $133.7 million on sales of $1.1 billion in third quarter 2014. For the first nine months, comparable segment operating earnings were $383.4 million on sales of $3.2 billion, compared to $400.8 million on sales of $3.2 billion during the same period in 2014.
High single-digit growth for specialty beverage packaging in the segment was unable to offset single-digit volume declines and continuing price pressure in China, despite significant cost-out initiatives executed in the region. In Brazil, year-over-year volume comparisons turned favorable and the beverage can continues to gain strength in the packaging mix for beer and energy drinks.
Metal Beverage Packaging, Europe
Metal beverage packaging, Europe, comparable segment operating earnings in the third quarter 2015 were $61.1 million on sales of $450.1 million, compared to $63.8 million on sales of $489.2 million in the third quarter 2014. Results for the first nine months were comparable segment operating earnings of $149.6 million on sales of $1.3 billion, compared to $193.0 million on sales of $1.5 billion in 2014.
Mid-single-digit volume growth for beverage cans across Europe and a small aluminum premium tailwind in the quarter were not enough to offset unfavorable currency translation. On a euro basis, comparable segment earnings were up in the quarter. Our European plant footprint navigated a tight supply situation and absorbed out-of-pattern freight to ensure our customers' needs were met.
Metal Food & Household Products Packaging
Metal food and household products packaging comparable segment operating earnings in the third quarter 2015 of $30.6 million on sales of $372.0 million, compared to $43.0 million on sales of $450.6 million in the third quarter 2014. Year-to-date results were comparable segment operating earnings of $89.5 million on sales of $1.0 billion, compared to $119.1 million on sales of $1.2 billion in 2014.
Third quarter segment results and volumes were influenced by the previously disclosed U.S. food container customer shift, unfavorable currency effects and project start-up costs. Global aluminum aerosol volume grew mid-single digits in the quarter and our new aluminum aerosol plant in India celebrated its grand opening earlier this month.
Aerospace and Technologies
Aerospace and technologies comparable segment operating earnings in the third quarter 2015 were $21.4 million on sales of $203.4 million, compared to $21.2 million on sales of $221.7 million in the third quarter 2014. For the first nine months, comparable segment operating earnings were $60.9 million on sales

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

of $648.4 million compared to $70.1 million on sales of $683.5 million during the same period last year. Backlog at the end of the quarter was $638.4 million.
During the quarter, the segment successfully integrated the propulsion subsystem for NASA's Green Propellant Infusion Mission (GPIM) onto the spacecraft bus and began system performance and environmental testing. GPIM is scheduled for a 2016 launch.
Year-to-date 2015 segment earnings continue to reflect the greater number of program completions that occurred in the first nine months of 2014. Effective cost management continues across the segment and contracted backlog has stabilized ahead of various programs expected to be awarded in late 2015 or early 2016, including several recently submitted proposals.
Outlook
"The businesses are effectively managing working capital and, including approximately $500 million of capital expenditures, we now expect 2015 free cash flow to be in the range of $550 million, excluding cash costs for the proposed Rexam acquisition. Though the purchase price and interest rate hedges we executed to mitigate risk related to the proposed transaction's purchase price economics impacted our quarterly GAAP results, we are financially well positioned at this stage in the acquisition timeline," said Scott C. Morrison, senior vice president and chief financial officer.
"Our third quarter was largely consistent with our expectations given anticipated currency translation and start-up cost headwinds. The difficult year-over-year volume comparisons and aluminum premiums headwinds are behind us and existing growth capital projects will provide momentum as we move into 2016," Hayes said.

About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 14,500 people worldwide and reported 2014 sales of $8.6 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details
Ball Corporation will announce its third quarter 2015 earnings on Thursday, October 29, 2015, before trading begins on the New York Stock Exchange. At 9 a.m. Mountain Time on that day (11 a.m. Eastern), Ball will hold its regular quarterly conference call on the company's results and performance. The North American toll-free number for the call is 800‑909‑4756. International callers should dial 212‑231‑2938. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/dgfvho7g/lan/en

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain Time on October 29, 2015, until 11 a.m. Mountain Time on November 5, 2015. To access the replay, call 800‑633‑8284 (North American callers) or 402‑977‑9140 (international callers) and use reservation number 21777526. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates" and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10‑K, which are available on our website and at www.sec.gov. Factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including, with respect to the proposed Rexam PLC acquisition, the effect of the announcement of the acquisition on our business relationships, operating results and business generally; the occurrence of any event or other circumstances that could give rise to the termination of our definitive agreement with Rexam PLC in respect of the acquisition; the outcome of any legal proceedings that may be instituted against us related to the definitive agreement with Rexam PLC; and the failure to satisfy conditions to completion of the acquisition of Rexam PLC, including the receipt of all required regulatory approvals.

No profit forecast
Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of Ball, Rexam or the combined business of Ball and Rexam following completion of the combination, unless otherwise stated.

# # #

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 4

Condensed Financial Statements (Third Quarter 2015)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2015	2014	2015	2014

Net sales	$2,097.0	$2,238.9	$6,192.4	$6,537.6

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,690.3)	(1,807.3)	(5,026.3)	(5,266.6)
Depreciation and amortization	(71.9)	(71.3)	(211.5)	(209.7)
Selling, general and administrative	(106.8)	(123.1)	(340.5)	(342.2)
Business consolidation and other activities	(151.9)	(9.2)	(138.3)	(17.8)
	(2,020.9)	(2,010.9)	(5,716.6)	(5,836.3)

Earnings before interest and taxes	76.1	228.0	475.8	701.3

Interest expense	(37.5)	(40.1)	(107.0)	(120.9)
Debt refinancing and other costs	(21.0)	–	(85.9)	(33.1)
Total interest expense	(58.5)	(40.1)	(192.9)	(154.0)
Earnings before taxes	17.6	187.9	282.9	547.3
Tax (provision) benefit	31.0	(39.8)	(47.9)	(139.6)
Equity in results of affiliates, net of tax	1.5	0.3	3.4	1.9

Net earnings	50.1	148.4	238.4	409.6

Less net earnings attributable to noncontrolling interests	(5.6)	(1.0)	(12.8)	(15.6)

Net earnings attributable to Ball Corporation	$44.5	$147.4	$225.6	$394.0

Earnings per share:
Basic	$0.32	$1.07	$1.64	$2.83
Diluted	$0.32	$1.04	$1.60	$2.76

Weighted average shares outstanding (000s):
Basic	137,337	138,010	137,409	139,133
Diluted	140,858	142,090	141,141	142,986

Condensed Financial Statements (Third Quarter 2015)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
($ in millions)	2015	2014

Cash Flows from Operating Activities:
Net earnings	$238.4	$409.6
Depreciation and amortization	211.5	209.7
Business consolidation and other activities	138.3	17.8
Deferred tax provision (benefit)	(68.3)	8.3
Other, net	91.6	(18.8)
Changes in working capital	(14.5)	23.4
Cash provided by (used in) operating activities	597.0	650.0

Cash Flows from Investing Activities:
Capital expenditures	(356.8)	(250.0)
Business acquisitions	(29.1)	–
Other, net	18.3	11.1
Cash provided by (used in) investing activities	(367.6)	(238.9)

Cash Flows from Financing Activities:
Changes in borrowings, net	17.6	(278.4)
Net issuances (purchases) of common stock	(109.2)	(307.8)
Dividends	(54.0)	(54.8)
Other, net	(40.2)	7.7
Cash provided by (used in) financing activities	(185.8)	(633.3)
Effect of currency exchange rate changes on cash	9.4	(4.3)
Change in cash	53.0	(226.5)
Cash–beginning of period	191.4	416.0
Cash–end of period	$244.4	$189.5

Condensed Financial Statements (Third Quarter 2015)

Unaudited Condensed Consolidated Balance Sheets

	September 30,
($ in millions)	2015	2014

Assets
Current assets
Cash and cash equivalents	$244.4	$189.5
Receivables, net	1,097.8	1,049.4
Inventories, net	876.0	972.7
Deferred taxes and other current assets	164.4	167.2
Total current assets	2,382.6	2,378.8
Property, plant and equipment, net	2,547.3	2,371.1
Goodwill	2,204.1	2,300.6
Other assets, net	593.0	564.4

Total assets	$7,727.0	$7,614.9

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$282.9	$306.5
Payables and other accrued liabilities	1,996.7	1,715.4
Total current liabilities	2,279.6	2,021.9
Long-term debt	2,879.4	3,009.0
Other long-term liabilities	1,324.6	1,169.3
Shareholders' equity	1,243.4	1,414.7

Total liabilities and shareholders' equity	$7,727.0	$7,614.9

Notes to the Condensed Financial Statements (Third Quarter 2015)

1.	Business Segment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2015	2014	2015	2014

Net sales–
Metal beverage packaging, Americas & Asia	$1,072.3	$1,079.6	$3,226.9	$3,207.3
Metal beverage packaging, Europe	450.1	489.2	1,310.3	1,497.8
Metal food & household products packaging	372.0	450.6	1,012.3	1,159.4
Aerospace & technologies	203.4	221.7	648.4	683.5
Corporate and intercompany eliminations	(0.8)	(2.2)	(5.5)	(10.4)
Net sales	$2,097.0	$2,238.9	$6,192.4	$6,537.6

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$131.9	$133.7	$383.4	$400.8
Business consolidation and other activities	(21.2)	(0.1)	(23.8)	1.7
Total metal beverage packaging, Americas & Asia	110.7	133.6	359.6	402.5

Metal beverage packaging, Europe	61.1	63.8	149.6	193.0
Business consolidation and other activities	(1.3)	(4.3)	(8.6)	(6.6)
Total metal beverage packaging, Europe	59.8	59.5	141.0	186.4

Metal food & household products packaging	30.6	43.0	89.5	119.1
Business consolidation and other activities	(0.1)	(4.5)	(1.0)	(11.6)
Total metal food & household products packaging	30.5	38.5	88.5	107.5

Aerospace & technologies	21.4	21.2	60.9	70.1
Business consolidation and other activities	–	–	0.7	–
Total aerospace & technologies	21.4	21.2	61.6	70.1

Segment earnings before interest and taxes	222.4	252.8	650.7	766.5

Undistributed corporate expenses and intercompany eliminations, net	(17.0)	(24.5)	(69.3)	(63.9)
Business consolidation and other activities	(129.3)	(0.3)	(105.6)	(1.3)
Total undistributed corporate expenses and intercompany eliminations, net	(146.3)	(24.8)	(174.9)	(65.2)

Earnings before interest and taxes	$76.1	$228.0	$475.8	$701.3

Notes to the Condensed Financial Statements (Third Quarter 2015)

2.	Business Consolidation Activities and Other Noncomparable Items

	Announcement	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Date	2015	2014	2015	2014
Business Consolidation Activities:
Metal beverage packaging, Americas & Asia
Bristol facility closure costs (1)	Jul. 2015	$(20.2)	$–	$(20.2)	$–
Shenzhen compensation	Jul. 2013	–	–	–	5.0
Asia business reorganizational activities (2)	Sep. 2014	(1.8)	(0.3)	(3.2)	(0.3)
Individually insignificant items		0.8	0.2	(0.4)	(3.0)
Total metal beverage packaging, Americas & Asia		(21.2)	(0.1)	(23.8)	1.7

Metal beverage packaging, Europe
Asset impairment (3)	Jun. 2015	–	–	(4.7)	–
Lublin capitalized cost write off	Sep. 2014	–	(3.4)	–	(3.4)
Individually insignificant items		(1.3)	(0.9)	(3.9)	(3.2)
Total metal beverage packaging, Europe		(1.3)	(4.3)	(8.6)	(6.6)

Metal food & household products packaging
Elgin facility closure costs	Feb. 2013	–	(0.7)	–	(5.0)
Danville facility closure costs	Nov. 2013	(0.1)	(0.2)	(0.2)	(3.8)
Individually insignificant items		–	(3.6)	(0.8)	(2.8)
Total metal food & household products packaging		(0.1)	(4.5)	(1.0)	(11.6)

Aerospace & technologies
Individually insignificant items		–	–	0.7	–

Corporate
Economic hedge–currency exchange rate risk (4)	Feb. 2015	(104.6)	–	(36.3)	–
Transaction costs (4)	Feb. 2015	(24.7)	–	(68.8)	–
Individually insignificant items		–	(0.3)	(0.5)	(1.3)
Total corporate		(129.3)	(0.3)	(105.6)	(1.3)

Total business consolidation and other activities, pretax		(151.9)	(9.2)	(138.3)	(17.8)

Tax effect on business consolidation and other activities		56.4	1.8	48.5	3.7
Tax effect related to relocation of the company's European headquarters	Mar. 2012	(1.7)	(2.0)	(5.0)	(6.1)
Total tax effect		54.7	(0.2)	43.5	(2.4)
Total business consolidation and other activities, net of tax		$(97.2)	$(9.4)	$(94.8)	$(20.2)

Debt Refinancing and Other Costs:
Redemption of 7.375% senior notes, due September 2019	Jan. 2014	$–	$–	$–	$(33.1)
Redemption of 6.75% and 5.75% senior notes, due September 2020 and May 2021, respectively (5)	Feb. 2015	–	–	(55.8)	–
Refinance of senior credit facilities (5)	Feb. 2015	–	–	(1.7)	–
Unsecured, committed bridge facility (6)	Feb. 2015	(6.0)	–	(13.4)	–
Partial extinguishment of revolving credit facility (7)	Jun. 2015	–	–	(5.0)	–
Economic hedge–interest rate risk (4)	Feb. 2015	(15.0)	–	(10.0)	–
Total debt refinancing and other costs		(21.0)	–	(85.9)	(33.1)
Tax effect		7.8	–	29.2	12.5
Total debt refinancing and other costs, net of tax		$(13.2)	$–	$(56.7)	$(20.6)

(1)	During the third quarter of 2015, the company announced the planned closure of the Bristol, Virginia, plant, a metal beverage packaging end-making facility, which will cease production in the second quarter of 2016. The closure will realign end-making capacities in North America to position the company to meet customer demand. Charges in the third quarter were comprised primarily of severance, pension and other employee benefits as well as other individually insignificant items.

(2)	The company recorded charges related to business reorganization activities in the company's metal beverage packaging, Asia, operations.

(3)	During the first nine months of 2015, the company recorded charges for the write down of property held for sale to the property fair value less cost to sell.

(4)
During the first nine months of 2015, the company recorded charges for professional services and other costs associated with the announced, proposed acquisition of Rexam announced in February 2015.

Also during the first nine months of 2015, the company entered into derivative financial instruments to reduce its currency exchange rate exposure associated with the British pound denominated cash portion of the announced, proposed acquisition of Rexam and entered into derivative financial instruments to mitigate its exposure to interest rate changes associated with anticipated debt issuances also in connection with the cash portion of the announced, proposed acquisition of Rexam.

Notes to the Condensed Financial Statements (Third Quarter 2015)

2.	Significant Business Consolidation Activities and Other Noncomparable Items (continued)

(5)
In February 2015, the company entered into a new $3 billion revolving credit facility to: 1) replace its existing revolving credit facility, 2) repay its Term C loan, 3) repay the outstanding balance on the existing revolving credit facility, 4) redeem the 2020 and 2021 senior notes and 5) repay the existing private placement debt of Rexam upon closing of the announced, proposed acquisition of Rexam.

In March 2015, the company completed the redemption of both its outstanding 2020 and 2021 senior notes and recorded charges for the associated call premiums and the write offs of unamortized financing costs and premiums.

(6)	During the first nine months of 2015, the company recorded charges for the amortization of deferred financing costs associated with the £3.3 billion unsecured, committed bridge loan agreement, entered into in February 2015, in connection with the announced, proposed acquisition of Rexam.

(7)	In June 2015, Ball issued $1 billion of 5.25 percent senior notes due in June 2025. The company used the net proceeds of the offering and other available cash to repay borrowings under its revolving credit facility and reduced the borrowing capacity under the revolving credit facility from $3 billion to $2.25 billion. As a result, the company recorded charges for the partial extinguishment related to the revolving credit facility during the second quarter of 2015.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2015	2014	2015	2014

Net earnings attributable to Ball Corporation, as reported	$44.5	$147.4	$225.6	$394.0
Business consolidation and other activities, net of tax	97.2	9.4	94.8	20.2
Debt refinancing and other costs, net of tax	13.2	–	56.7	20.6
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$154.9	$156.8	$377.1	$434.8

Per diluted share before above transactions	$1.10	$1.10	$2.67	$3.04

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2015	2014	2015	2014

Earnings before interest and taxes, as reported	$76.1	$228.0	$475.8	$701.3
Business consolidation and other activities	151.9	9.2	138.3	17.8
EBIT before above transactions (Comparable EBIT)	$228.0	$237.2	$614.1	$719.1

Non-U.S. GAAP Measures–Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in this earnings release and quarterly and annual regulatory filings.